EXHIBIT 99.1
                                                                   ------------

For Immediate Release
Monday July 31, 2006


For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4201

Press Release

Portec Rail Products, Inc. Reports 2006 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, Monday, July 31, 2006 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $1,522,000 or $0.16 per share for the second quarter ended June 30, 2006 and net income of $2,556,000 or $0.27 per share for the six months ended June 30, 2006 on average basic and diluted shares outstanding of 9,601,779 for both periods. This compares to unaudited net income of $1,708,000 or $0.18 per share for the second quarter ended June 30, 2005 and $2,713,000 or $0.28 per share for the six months ended June 30, 2005 on average basic and diluted shares outstanding of 9,601,779 for both periods. Net sales during the second quarter 2006 were $29.0 million compared to $24.1 million during the second quarter of 2005. Net sales for the six months ended June 30, 2006 were $52.1 million compared to $44.9 million for the same 2005 period.

John S. Cooper, President and Chief Executive Officer said, "Business activity remained strong through the second quarter with record sales and order bookings. The acquisition of Coronet Rail in the United Kingdom in April 2006 added $1.5 million of sales in the second quarter. Our strong sales for the second quarter and the first half of 2006 did not generate comparable improvements in operating income due to the heavy mix of lower margin track components and a lull in activity at our Shipping Systems Division. However, sales and operating profits relative to friction management products and services increased in the United States, Canada and the United Kingdom. Additionally, sales and operating income at Salient Systems were strong in the second quarter, and the United Kingdom material handling business continued its improved levels of sales and operating income as mentioned in the first quarter earnings release. We expect improvements in the product mix as we move through the second half of 2006, and we are engaged in a number of cost reduction projects to improve margins on our track component products. We have a new induction heating facility that is coming on line in the third quarter at our manufacturing plant near Montreal and improvements in our insulated rail joint production facilities are being planned for our Huntington, West Virginia manufacturing facility. We have also begun the consolidation of our rail-related businesses in the United Kingdom at the newly-acquired Coronet Rail location in Sheffield, England. We continue to pursue strategic acquisitions, the order book is strong and the outlook for the industry we serve is very positive."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is also headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company manufactures railway products and material handling equipment in the United Kingdom with operations in Wrexham, Wales, Leicester, England and Stone, England. The Company also manufactures railway products at its location in Sheffield, England (Coronet Rail). Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2005 and Form 10-Q for the period ended March 31, 2006 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)


                                                             Three Months Ended             Six Months Ended
                                                                  June 30,                      June 30,
                                                       --------------------------------------------------------------
                                                            2006           2005           2006            2005
                                                       --------------------------------------------------------------
                                                                (Unaudited)                  (Unaudited)

    Net sales                                            $   28,972     $   24,086     $   52,087     $   44,907
    Cost of sales                                            20,488         16,311         36,764         30,610
                                                       --------------------------------------------------------------
    Gross profit                                              8,484          7,775         15,323         14,297

    Selling, general and administrative                       5,668          5,050         10,701          9,744
    Amortization expense                                        247            173            418            340
                                                       --------------------------------------------------------------
    Operating income                                          2,569          2,552          4,204          4,213

    Interest expense                                            296            209            505            472
    Other expense (income), net                                  73             36             71            (35)
                                                       --------------------------------------------------------------
    Income before income taxes                                2,200          2,307          3,628          3,776
    Provision for income taxes                                  678            599          1,072          1,063
                                                       --------------------------------------------------------------

    Net income                                           $    1,522     $    1,708     $    2,556      $    2,713
                                                       ==============================================================


    Earnings per share
        Basic and diluted                                $     0.16     $     0.18     $     0.27      $     0.28

    Average basic and diluted shares outstanding          9,601,779      9,601,779      9,601,779      9,601,779

         Consolidated Condensed Balance Sheets
         (In thousands)


                                                         June 30,                                     December 31,
                                                           2006                                           2005
                                                     ------------------                             ------------------
                                                        (Unaudited)                                     (Audited)
    Assets
    Current assets                                     $   44,481                                     $   41,358
    Property, plant and equipment, net                     13,385                                         12,173
    Goodwill and other intangibles, net                    41,134                                         35,020
    Other assets                                              442                                            318
                                                     ------------------                             ------------------
        Total assets                                   $   99,442                                     $   88,869
                                                     ==================                             ==================

    Liabilities and Shareholders' Equity
    Current liabilities                                $   19,591                                     $   15,943
    Other liabilities and long-term debt
       obligations                                         27,428                                         22,478
    Shareholders' equity                                   52,423                                         50,448
                                                     ------------------                             ------------------
        Total liabilities and shareholders'            $   99,442                                     $   88,869
         equity                                      ==================                             ==================